Form of	Exhibit (a)(49)
JANUS INVESTMENT FUND
Certificate of Establishment and Designation of Janus Multi-Sector Income Fund and
Share Class
     The undersigned, being the Secretary of Janus Investment Fund, a Massachusetts business trust with transferable shares (the “Trust”), being duly authorized by vote of a Majority of the duly elected and qualified Trustees of the Trust acting pursuant to Section 3.6 and Section 4.1 of the Trust’s Amended and Restated Agreement and Declaration of Trust dated March 18, 2003, as further amended from time to time (the “Declaration”) in which the Board of Trustees approved the establishment and designation of an additional series of the Trust at a meeting duly called and convened on November 7, 2013, does hereby establish and designate the following additional series (the “New Fund”) (in addition to the Funds now existing) and its share classes (each, a “Class,” and together, the “Classes”) to be effective on or about February 28, 2014:

Series of the Trust	Share Classes
Janus Multi-Sector Income Fund	Class A Shares
Class C Shares
Class D Shares
Class I Shares
Class S Shares
Class T Shares
Class N Shares
The assets of the Trust shall be divided, having the relative rights and preferences as follows:
1. The beneficial interest in the New Fund shall be represented by a separate series of shares of beneficial interest, par value one cent ($.01) per share (the “Shares”), consisting of separate Classes. The Shares shall bear the name of the New Fund and shall represent the beneficial interest only in the New Fund. An unlimited number of Shares of such series may be issued.
2. The New Fund shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust’s then effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940, as amended (the “1940 Act”).
3. The Shares of each Class of the New Fund shall have the additional relative rights and preferences, shall be subject to the liabilities, shall have the other characteristics, and shall be subject to other powers of the Trustees, all as set forth in paragraphs (a) through (m) of Section 4.2 of the Declaration. Without limitation of the foregoing sentence and as described in subsection (e) of Section 4.2 of the Declaration, each Share of such series shall be redeemable, shall be entitled to one vote, or a ratable fraction of one vote in respect of a fractional share, as to matters on which Shares of such series, or such Class as the case may be, shall be entitled to vote, and shall represent a share of the beneficial interest in the assets of the New Fund, all as provided in the Declaration.
4. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the

Shares of a particular Class of the New Fund may, pursuant to a Plan adopted by the Trustees pursuant to Rule 18f-3 under the 1940 Act, or such similar rule or provision or interpretation of the 1940 Act, be charged to and borne solely by such Class, and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.
5. Subject to the provisions and limitations of Section 7.3 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees), provided that, if any amendment materially adversely affects the rights of the Shareholders of the New Fund, or a particular Class of the New Fund, such amendment may be adopted by an instrument in writing signed by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) when authorized to do so by the vote in accordance with subsection (e) of Section 4.2 of the Declaration of the holders of a majority of all the Shares of the New Fund, or the particular Class of the New Fund, outstanding and entitled to vote.
6. All capitalized terms which are not defined herein shall have the same meanings as are assigned to those terms in the Declaration filed with the Secretary of State of The Commonwealth of Massachusetts.
     IN WITNESS WHEREOF, the undersigned has set her hand and seal this 24th day of February, 2014.

Stephanie Grauerholz-Lofton, Secretary

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)
     BEFORE ME, the undersigned authority, on this day personally appeared Stephanie Grauerholz-Lofton, Secretary of Janus Investment Fund, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE this 24th day of February, 2014.

My Commission Expires:
06/16/2015	Lynn M. Donaldson-Otto, Notary Public